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                                                                    EXHIBIT 16.1

              [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]

November 1, 1996


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for National Home Centers, Inc. and, under the date of March 1, 1996, we reported on the consolidated financial statements of National Home Centers, Inc. and subsidiary as of and for the years ended January 31, 1996 and 1995. On October 28, 1996, our appointment as principal accountants was terminated. We have read National Home Centers, Inc.'s statements included under the first paragraph of Item 4 of its Form 8-K dated November 1, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with the statement made in the third sentence of that paragraph.

                                        Very truly yours,

                                        /s/ KPMG PEAT MARWICK LLP